EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

For Immediate Release

Capitol Bancorp Declares 60th Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX, Ariz.: July 26, 2007: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 60th consecutive quarterly cash dividend of $0.25 per common share. The dividend declared today is payable September 3, 2007, to shareholders of record as of August 9, 2007.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said “We are pleased to maintain the current dividend level as we continue to move forward with plans to diversify the Corporation geographically.”

The Corporation opened four new community banks during the first half of 2007 in the states of California, Colorado and Washington.  Additionally, Capitol Bancorp currently has applications pending for twelve de novo community banks in Arizona, California, Colorado, Missouri, Nebraska, New York, North Carolina, Oregon and Texas.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.4 billion national community bank development company, with a network of more than 50 separately chartered banks and bank operations in 14 states. It has the distinction of having the most individual bank charters in the country.  Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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